Exhibit 10.1

STATE OF NORTH CAROLINA
COUNTY OF BUNCOMBE
EMPLOYMENT AGREEMENT
THIS AGREEMENT entered into as of February 9, 2008 by and between WESTSTAR FINANCIAL SERVICES CORPORATION (hereinafter referred to as the “Company”), the Company’s wholly owned subsidiary, BANK OF ASHEVILLE (hereinafter referred to as the “Bank”), and G. GORDON GREENWOOD (hereinafter referred to as “Greenwood”).
W I T N E S S E T H:
WHEREAS, the expertise and experience of Greenwood and his relationships and reputation in the financial institutions industry are extremely valuable to the Company and the Bank; and
WHEREAS, it is in the best interests of the Bank, the Company and the Company’s shareholders to maintain an experienced and sound executive management team to manage the Bank and to further the Bank’s overall strategies to protect and enhance the value of its shareholders’ investments; and
WHEREAS, the Company, the Bank and Greenwood desire to enter into this Agreement to establish the scope, terms and conditions of Greenwood’s employment; and
WHEREAS, the Company, the Bank and Greenwood desire to enter into this Agreement also to provide Greenwood with security in the event of a change of control of the Company or the Bank and to ensure the continued loyalty of Greenwood during any such change of control in order to maximize shareholder value as well as the continued safe and sound operation of both the Company and the Bank.
NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, the Bank and Greenwood hereby agree as follows:
1.           Employment.  The Company and the Bank hereby agree to employ Greenwood, and Greenwood hereby agrees to serve as an officer of the Company and of the Bank, all upon the terms and conditions stated herein.  As an officer of the Company and the Bank, Greenwood will (i) serve as President and Chief Executive Officer of the Company and the Bank, and (ii) have such other duties and responsibilities, and render to the Company and the Bank such other management services, as are customary for persons in Greenwood’s position with the Company and the Bank or as shall otherwise be reasonably assigned to him from time to time by the Company or the Bank.  Greenwood shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Company and/or the Bank.  Greenwood hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Greenwood and the Company and/or the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Greenwood shall not engage in any other occupation which requires a significant amount of Greenwood’s personal attention during the Bank’s regular business hours or which otherwise interferes with Greenwood’s attention to or performance of his duties and responsibilities as an officer of the Company and the Bank hereunder except with the prior written consent of the Company or the Bank.  However, nothing herein contained shall restrict or prevent Greenwood from personally, and for Greenwood’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Greenwood’s own benefit so long as said activities do not interfere with Greenwood’s attention to or performance of his duties and responsibilities as an officer of the Company and the Bank hereunder.
During the term of this Agreement, Greenwood shall be allowed, in his sole discretion, to maintain his primary work location in Asheville, North Carolina.
2.           Compensation.  For all services rendered by Greenwood under this Agreement, the Bank shall pay Greenwood a base salary at a rate of One Hundred Seventy-Four Thousand Four Hundred Dollars and 00/100’s ($174,400.00) per annum; provided that the rate of such salary shall be reviewed by the Board of Directors not less often than annually.  Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law.  In the event of a Change in Control (as defined in Paragraph 8), Greenwood’s base salary shall be increased not less than six percent (6%) annually during the term of this Agreement.
3.           Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Greenwood shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Company or the Bank and available to all employees thereof, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans, resolutions of the Board of Directors establishing such programs and plans, and all normal practices and established policies regarding such programs and plans.
In addition to the other compensation and benefits described in this Agreement, the Bank:
(i)           shall provide Greenwood with four (4) weeks of paid vacation leave;
(ii)           shall assume payment of Greenwood’s dues of the Asheville Country Club, Asheville, North Carolina provided that Greenwood shall be responsible for all personal expenses for use of such clubs;
(iii)           shall reimburse Greenwood for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies;

(iv)           shall provide Greenwood and his spouse with major medical insurance coverage at no cost to Greenwood which will be a policy at least equivalent to the major medical insurance coverage generally provided to active full-time employees of the Bank from time to time; and
(v)           has provided a retirement annuity that will pay Greenwood $40,000 per year for ten years commencing on the date of his retirement.
(vi)           has granted to Greenwood options to purchase shares of common stock in accordance with the requirements of Paragraph 3 of that certain employment agreement by and between the Bank and Greenwood, dated as of February 9, 2000, which agreement is superseded by this Agreement.
4.           Term.  Unless sooner terminated as provided in this Agreement and subject to the right of either Greenwood on the one hand or the Company and the Bank on the other hand to terminate Greenwood’s employment at any time as provided herein, the term of this Agreement and Greenwood’s employment hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years.  On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period unless written notice from Greenwood on the one hand or the Company and the Bank on the other hand is received ninety (90) days prior to such date notifying the other party that this Agreement shall not be further extended.
5.           Confidentiality and Non-Competition. Greenwood hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Greenwood’s ability to compete against the Bank and on his disclosure of information about the Bank’s business and customers.  For that purpose, and in consideration of the Bank’s agreements contained herein, Greenwood covenants and agrees as provided below.
For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:
Customer.  The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or Greenwood’s employment with the Bank for any reason, the Bank has or has had a depository, loan and/or other banking relationship.
Financial Institution.  The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.
Person.  The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.
(a)           Confidentiality Covenant.  Greenwood covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Greenwood will have access during his employment with the Bank.  Greenwood agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Greenwood of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Greenwood will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank.  However, following the termination of Greenwood’s employment with the Bank, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Greenwood was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Greenwood from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.
(b)           Non-Competition Covenant.   During the term of this Agreement and for a period of two years after termination, Greenwood agrees that he will not, within Buncombe County, North Carolina, directly or indirectly own, manage, operate, join, control or participate in the management, operation or control of or be employed by or connected in any manner with, any financial institution which competes with the Bank without the prior written consent of the Board of Directors of the Bank and provided, however, that the provisions of this Section 5(b) shall not apply in the event that Greenwood’s employment hereunder is terminated by the Board of Directors of the Bank without “cause” as such term is defined in Section 6(d) hereof, and in the event that no additional non-competition agreement is made as part of a separate severance agreement giving rise to Greenwood’s termination of this Agreement.
Notwithstanding any other provision contained herein, Greenwood’s covenant not to Compete as set forth in this Paragraph 5(b) shall be null and void upon a “Change in Control” (as defined in Paragraph 8 hereof) that occurs while Greenwood is employed with the Bank.
(c)           Remedies for Breach.  Greenwood understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5 of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation.  In the event of Greenwood’s actual or threatened breach or violation of the covenants contained in Paragraph 5, the Bank shall be entitled to bring a civil action seeking an injunction restraining Greenwood from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant.  Greenwood agrees that, if the Bank institutes any action or proceeding against Greenwood seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Greenwood shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists.  However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.
Notwithstanding anything contained herein to the contrary, Greenwood agrees that the provisions of Paragraph 5(a) above and the remedies provided in this Paragraph 5(c) for a breach by Greenwood shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.
(d)           Survival of Covenants.  Greenwood’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Greenwood’s employment with the Bank.

6.           Termination and Termination Pay.
(a)           Greenwood’s employment under this Agreement may be terminated at any time by Greenwood upon sixty (60) days written notice to the Bank and the Company.  Upon such termination, Greenwood shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Greenwood not to serve out part or all of said notice period.
(b)           Greenwood’s employment under this Agreement shall be terminated upon the death of Greenwood during the term of this Agreement.  Upon any such termination, Greenwood’s estate shall be entitled to receive any compensation due to Greenwood computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.
(c)           In the event Greenwood becomes disabled during the term of his employment hereunder and it is determined by the Bank that Greenwood is permanently unable to perform his duties under this Agreement, the Bank shall continue to compensate Greenwood at the level of compensation described in Paragraph 2 above, and shall continue to provide Greenwood each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement, less any other payments provided under any disability income plan of the Bank which is applicable to Greenwood.  In the event of any disagreement between Greenwood and the Bank as to whether Greenwood is physically or mentally incapacitated such as will result in the termination of Greenwood’s employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Greenwood and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Greenwood), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Greenwood and the Bank.  The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6(c).
(d)           The Company and the Bank may terminate Greenwood’s employment at any time for any reason with or without “Cause” (as defined below), but any such termination other than termination for “Cause”, (as defined below) shall not prejudice Greenwood’s right to compensation or other benefits under this Agreement for its remaining term.  Following any termination of Greenwood’s employment by the Company and the Bank for “Cause,” Greenwood shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).
For purposes of this Paragraph 6(d), the Company and the Bank shall have “Cause” to terminate Greenwood’s employment upon:

(i)           A determination by the Company or the Bank, in good faith, that Greenwood (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Company or the Bank or which has had or likely will have a material adverse effect on the business or reputation of the Company or the Bank.  Prior to any termination of Greenwood’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank or the Company shall give Greenwood written notice which describes such breach, failure to perform or conduct and if during a period of five business (5) days following such notice Greenwood cures or corrects the same to the reasonable satisfaction of the Company and the Bank, then this Agreement shall remain in full force and effect.  However, notwithstanding the above, if the Company or the Bank has given written notice to Greenwood on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Company or the Bank determines in good faith to be of substantially similar import, or if the Company or the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Greenwood shall have no right to cure such breach, failure to perform or conduct.
(ii)           The violation by Greenwood of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Company or the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Federal Reserve Bank of Richmond or any other banking regulator having legal jurisdiction over the Company or the Bank), which results from Greenwood’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Company or the Bank or any affiliate or subsidiary thereof, or to the reputation of the Company or the Bank;
(iii)           The commission in the course of Greenwood’s employment with the Company or the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);
(iv)           The conviction of Greenwood of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Greenwood from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

(v)           Greenwood becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the affairs of the Company or the Bank (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,
(vi)           The occurrence of any event believed by the Company or the Bank, in good faith, to have resulted in Greenwood being excluded from coverage, or having coverage limited as to Greenwood as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering the directors, officers or employees of the Company or the Bank.
7.           Additional Regulatory Requirements.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.
8.           Change in Control

(a)           In the event that during the term of this Agreement, Greenwood’s employment is terminated by the Company and/or the Bank other than for Cause or Disability or Greenwood terminates such employment following an Adverse Change, in any of the foregoing cases within twenty-four (24) months after a Change in Control (each a “Change in Control Termination”), Greenwood shall be entitled to receive the Change in Control Benefit specified in this Paragraph 8.  The date on which Greenwood’s employment has actually been terminated, for whatever reason, shall be deemed the Change in Control Termination Date.
(b)           An Adverse Change shall mean the occurrence of any of the following:
(i)             Greenwood is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Company and the Bank in effect at such time;
(ii)             Greenwood’s annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

(iii)             Greenwood’s life insurance, medical or hospitalization insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Company or the Bank to Greenwood as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Company and/or Bank who participated in such benefits prior to such Change in Control; or
(iv)             Greenwood is transferred to a location outside of Asheville, North Carolina, without Greenwood’s express written consent.
An Adverse Change shall be deemed to have occurred on the date such action or event is implemented or takes effect.
(c)           The Change in Control Benefit shall be an amount equal to two hundred ninety-nine percent (299%) of Greenwood’s “base amount” as defined in Section 28OG(b) (3) (A) of the Internal Revenue Code of 1986, as amended (the “Code”) to be paid by the Bank to Greenwood.
(d)           For the purposes of this Agreement, the term Change in Control shall mean any of the following events:
(i)             After the effective date of this Agreement, any “person” (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing thirty-five percent (35%) or more of any class of voting securities of the Bank or the Company, or acquires control of in any manner the election of a majority of the directors of the Bank or Company;
(ii)             The Bank or Company consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where either the Bank or Company is not a surviving corporation in such transaction; or
(iii)             All or substantially all of the assets of the Bank or Company are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.
Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event,

Greenwood and the Company or the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
(e)           Amounts payable pursuant to this Paragraph 8 will not be paid until the earliest of (i) the first day of the seventh month after the Change in Control Termination Date for reasons other than Greenwood’s death; (ii) the date of Greenwood’s death; or (iii) any earlier date that does not result in additional tax or interest to Greenwood under Section 409A of the Code.  As promptly as possible after the end of the period during which payments are delayed pursuant to this Subparagraph 8(e), the payments called for by this Agreement shall be paid to Greenwood in a single lump sum.
(f)           Following an Adverse Change which gives rise to Greenwood’s rights hereunder, Greenwood shall have twenty-four (24) months from the date of occurrence of the Adverse Change to terminate his employment pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only upon delivery to the Company and the Bank or any successor(s) thereto, of written notice of termination which describes the Change in Control and Adverse Change.   If Greenwood does not so terminate this Agreement within such twenty-four (24) month period, Greenwood shall thereafter have no further rights hereunder with respect to that Adverse Change, but shall retain rights, if any, hereunder with respect to any other Adverse Change as to which such period has not expired.
(g)           It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Greenwood.  However, if any payments to be made to or for the benefit of Greenwood are deemed to be “parachute payments” as that term is defined in Section 28OG(b)(2) of the Code, the Bank shall pay to Greenwood the amount of any excise taxes imposed on Greenwood as well as any additional tax imposed on Greenwood as a result of such payment.
(h)           In the event any dispute shall arise between Greenwood on the one hand and the Company or the Bank on the other hand as to the terms or interpretation of this Agreement, including this Paragraph 8, whether instituted by formal legal proceedings or otherwise, including any action taken by Greenwood to enforce the terms of this Paragraph 8 or in defending against any action taken by the Company or the Bank, the Bank shall reimburse Greenwood for all costs and expenses, proceedings or actions, in the event Greenwood prevails in any such action.
9.           Successors and Assigns.
(a)           This Agreement shall inure to the benefit of and he binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of either such respective entity.

(b)           The Company and the Bank are contracting for the unique and personal skills of Greenwood.  Therefore, Greenwood shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.
10.           Modification; Waiver; Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto.  No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
11.           Applicable Law.  This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.
12.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
13.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supercedes any prior understandings, whether oral or written.  Furthermore, there are no agreements or representations between the parties except as expressed herein.
14.           Section 409A Compliance.   The parties hereto intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code.  In that regard, if any provision of this Agreement is ambiguous as to its satisfaction of the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements.  The Company and the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Greenwood to additional tax or interest, and neither the Company nor the Bank shall be required to incur additional compensation expense as a result of the reformed provision.  References in this Agreement to Section 409A of the Code include rules, regulations and guidance of general application issued by the Department of Treasury under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

WESTSTAR FINANCIAL SERVICES CORPORATION

	By:	/s/ David N. Wilcox
David N. Wilcox, Chairman

ATTEST:

/s/ Randall C. Hall
____________________, Secretary

BANK OF ASHEVILLE

	By:	/s/ David N. Wilcox
David N. Wilcox, Chairman

ATTEST:

/s/ Randall C. Hall
____________________, Secretary

/s/ G. Gordon Greenwood
G. Gordon Greenwood